PROSPECTUS Dated April 8, 2026 PROSPECTUS SUPPLEMENT Dated April 8, 2026	Pricing Supplement No. 15,515 to Registration Statement No. 333-293641 Dated April 15, 2026 Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES I
Floating Rate Senior Notes Due 2030
Fixed/Floating Rate Senior Notes Due 2030
Fixed/Floating Rate Senior Notes Due 2032
Fixed/Floating Rate Senior Notes Due 2037

We, Morgan Stanley, are offering the notes described below on a global basis. We may redeem the Global Medium-Term Notes, Series I, Floating Rate Senior Notes Due 2030 (the “floating rate notes due 2030”), (i) in whole but not in part, on April 10, 2029 or (ii) in whole at any time or in part from time to time, on or after March 10, 2030, in each case at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon (calculated as described below) to but excluding the redemption date, in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Notice of Redemption,” as supplemented by the provisions below under the heading “Optional Redemption.” We may redeem some or all of the Global Medium-Term Notes, Series I, Fixed/Floating Rate Senior Notes Due 2030 (the “fixed/floating rate notes due 2030”) at any time on or after October 19, 2026 and prior to April 10, 2029 in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” as supplemented by the provisions below. We also may redeem the fixed/floating rate notes due 2030, (i) in whole but not in part, on April 10, 2029 or (ii) in whole at any time or in part from time to time, on or after March 10, 2030, in each case at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon (calculated as described below) to but excluding the redemption date, in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Notice of Redemption,” as supplemented by the provisions below under the heading “Optional Redemption.” We may redeem some or all of the Global Medium-Term Notes, Series I, Fixed/Floating Rate Senior Notes Due 2032 (the “fixed/floating rate notes due 2032”) at any time on or after October 19, 2026 and prior to April 16, 2031 in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” as supplemented by the provisions below. We also may redeem the fixed/floating rate notes due 2032, (i) in whole but not in part, on April 16, 2031 or (ii) in whole at any time or in part from time to time, on or after March 16, 2032, in each case at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon (calculated as described below) to but excluding the redemption date, in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Notice of Redemption,” as supplemented by the provisions below under the heading “Optional Redemption.” We may redeem some or all of the Global Medium‑Term Notes, Series I, Fixed/Floating Rate Senior Notes Due 2037 (the “fixed/floating rate notes due 2037” and, together with the floating rate notes due 2030, the fixed/floating rate notes due 2030 and the fixed/floating rate notes due 2032, the “notes”) at any time on or after October 19, 2026 and prior to April 10, 2036 in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” as supplemented by the provisions below. We also may redeem the fixed/floating rate notes due 2037, (i) in whole but not in part, on April 10, 2036 or (ii) in whole at any time or in part from time to time, on or after January 10, 2037, in each case at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon (calculated as described below) to but excluding the redemption date, in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Notice of Redemption,” as supplemented by the provisions below under the heading “Optional Redemption.”
We will issue the notes only in registered form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement.
We describe the basic features of the notes in the section of the accompanying prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below. In addition, we describe the basic features of the floating rate notes due 2030 in the section of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities,” subject to and as modified by the provisions described below. We describe the basic features of each of the fixed/floating rate notes due 2030, the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2037 during the respective Fixed Rate Period (as defined below) in the section of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities” and during the respective Floating Rate Period (as defined below) in the section of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities,” in each case subject to and as modified by the provisions described below.
With respect to the floating rate notes due 2030, we describe how interest is paid under “Description of Debt Securities—Floating Rate Debt Securities” in the accompanying prospectus, subject to and as modified by the provisions described below, including “Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities” with respect to the method used to calculate accrued interest and the application of the Spread to such method and with respect to where a scheduled interest payment date is not a business day (the following unadjusted business day convention). With respect to each of the fixed/floating rate notes due 2030, the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2037, we describe how interest is calculated, accrued and paid during the respective Fixed Rate Period, including where a scheduled interest payment date is not a business day (the following unadjusted business day convention), under “Description of Debt Securities—Fixed Rate Debt Securities” in the accompanying prospectus. With respect to each of the fixed/floating rate notes due 2030, the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2037, we describe how interest is paid during the respective Floating Rate Period under “Description of Debt Securities—Floating Rate Debt Securities” in the accompanying prospectus, subject to and as modified by the provisions described below, including “Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities” with respect to the method used to calculate accrued interest during the respective Floating Rate Period and the application of the Spread to such method and with respect to where a scheduled interest payment date is not a business day (the following unadjusted business day convention).
Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

Investing in the notes involves risks. See “Risk Factors” on page PS-7.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement or prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
MORGAN STANLEY
MUFG

Neither Morgan Stanley nor any of the managers has authorized anyone to provide you with information other than that contained or incorporated by reference in this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering prepared by Morgan Stanley or on its behalf. Morgan Stanley and the managers take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any related free writing prospectus and the documents incorporated herein or therein is accurate only as of their respective dates. Morgan Stanley is offering to sell the notes and is seeking offers to buy the notes, only in jurisdictions where such offers and sales are permitted.
NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA (THE “EEA”)
None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). This pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (each, an “EEA Qualified Investor”). Accordingly, any person making or intending to make an offer in any Member State of the EEA of notes which are the subject of the offering contemplated in this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to EEA Qualified Investors. Neither Morgan Stanley nor the managers have authorized, nor do they authorize, the making of any offer of notes in the EEA other than to EEA Qualified Investors.
PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not an EEA Qualified Investor. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM
This pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in the United Kingdom will only be made to a legal entity which is a qualified investor under paragraph 15 of Schedule 1 to the United Kingdom’s Public Offers and Admissions to Trading Regulations 2024 (each, a “UK Qualified Investor”). Accordingly, any person making or intending to make an offer in the United Kingdom of notes which are the subject of the offering contemplated in this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to UK Qualified Investors. Neither Morgan Stanley nor the managers have authorized, nor do they authorize, the making of any offer of notes in the United Kingdom other than to UK Qualified Investors.
The communication of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended. Accordingly, this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This pricing supplement, the accompanying prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be communicated or distributed under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This pricing supplement, the accompanying prospectus supplement, the accompanying prospectus, any related free writing prospectus and any such other documents and/or materials are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus, any related free writing prospectus and any such other documents and/or materials relate will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus or any related free writing prospectus or any other documents and/or materials relating to the issue of the notes offered hereby or any of their contents.
PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom. For these purposes, the expression “retail investor” means a person who is either one (or both) of the following: (i) not a professional client, as defined in point 8 of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom; or (ii) not a UK Qualified Investor. Consequently, no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.

Floating Rate Notes Due 2030
Principal Amount:	$500,000,000
Maturity Date:	April 10, 2030
Settlement Date
(Original Issue Date):	April 17, 2026 (T+2)
Interest Accrual Date:	April 17, 2026
Issue Price:	100.000%
Specified Currency:	U.S. dollars
Redemption Percentage
at Maturity:	100%
Base Rate:
Compounded SOFR (calculated by reference to the SOFR Index in accordance with the specific formula described in this pricing supplement). As further described in this pricing supplement, interest on the floating rate notes due 2030 will accrue based on a backward-shifted observation period.

Spread (Plus or Minus):	Plus 0.970% (to be added to the accrued interest factor for an Interest Payment Period)
Index Currency:	U.S. dollars
Interest Determination Dates:	The second U.S. Government Securities Business Day prior to each Interest Payment Date
Interest Payment Periods:
Quarterly. Interest on the floating rate notes due 2030 will accrue from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the Original Issue Date. Interest will accrue to but excluding the next Interest Payment Date or, if we elect to redeem floating rate notes due 2030, the redemption date for such floating rate notes due 2030.

Observation Period:
In respect of an Interest Payment Period, the period from and including two U.S. Government Securities Business Days preceding the first date of the Interest Payment Period to but excluding two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Payment Period (or, in the final Interest Payment Period, preceding the Maturity Date or, in the case of the redemption of floating rate notes due 2030, preceding the redemption date); provided that the first Observation Period shall be from and including two U.S. Government Securities Business Days preceding the Original Issue Date to but excluding two U.S. Government Securities Business Days preceding the first Interest Payment Date.

Interest Payment Dates:
Each January 10, April 10, July 10 and October 10, commencing July 10, 2026 to and including the Maturity Date or, if we elect to redeem floating rate notes due 2030, the redemption date for such floating rate notes due 2030.

Business Day:	New York
Calculation Agent:	The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
CUSIP:	61748U AU6
ISIN:	US61748UAU60
Day Count Convention:	Actual/360
Other Provisions:	See “Optional Redemption,” “Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities” and “Determination of Compounded SOFR” below.

Fixed/Floating Rate Notes Due 2030
Principal Amount:	$2,500,000,000
Maturity Date:	April 10, 2030
Settlement Date
(Original Issue Date):	April 17, 2026 (T+2)
Interest Accrual Date:	April 17, 2026
Issue Price:	100.000%
Specified Currency:	U.S. dollars
Redemption Percentage
at Maturity:	100%
Fixed Rate Period:	The period from and including the Original Issue Date to but excluding April 10, 2029
Floating Rate Period:	The period from and including April 10, 2029 to but excluding the Maturity Date
Interest Rate:	During the Fixed Rate Period, 4.555% per annum; during the Floating Rate Period, see “Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities” below
Base Rate:
Compounded SOFR (calculated by reference to the SOFR Index in accordance with the specific formula described in this pricing supplement). As further described in this pricing supplement, during the Floating Rate Period, interest on the fixed/floating rate notes due 2030 will accrue based on a backward-shifted observation period.

Spread (Plus or Minus):	Plus 0.960% (to be added to the accrued interest factor for an Interest Payment Period)
Index Currency:	U.S. dollars
Interest Determination Dates:	With respect to the July 10, 2029 Interest Payment Date and each Interest Payment Date thereafter, the second U.S. Government Securities Business Day prior to such Interest Payment Date
Interest Payment Periods:
During the Fixed Rate Period, semiannually; during the Floating Rate Period, quarterly. Interest on the fixed/floating rate notes due 2030 will accrue from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the Original Issue Date. Interest will accrue to but excluding the next Interest Payment Date or, if we elect to redeem fixed/floating rate notes due 2030, the redemption date for such fixed/floating rate notes due 2030.

Observation Period:
In respect of an Interest Payment Period during the Floating Rate Period, the period from and including two U.S. Government Securities Business Days preceding the first date of the Interest Payment Period to but excluding two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Payment Period (or, in the final Interest Payment Period, preceding the Maturity Date or, in the case of the redemption of fixed/floating rate notes due 2030, preceding the redemption date).

Interest Payment Dates:
With respect to the Fixed Rate Period, each April 10 and October 10, commencing October 10, 2026 to and including April 10, 2029; with respect to the Floating Rate Period, each January 10, April 10, July 10 and October 10, commencing July 10, 2029 to and including the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2030, the redemption date for such fixed/floating rate notes due 2030.

Business Day:	New York
Calculation Agent:	The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
CUSIP:	61748U AV4
ISIN:	US61748UAV44
Day Count Convention:	During the Fixed Rate Period, 30/360; during the Floating Rate Period, Actual/360
Other Provisions:
Optional make-whole redemption on or after October 19, 2026 and prior to April 10, 2029, on at least 3 business days’ but not more than 60 calendar days’ prior notice, as described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” provided that, for purposes of the fixed/floating rate notes due 2030, (A) the make-whole redemption price shall be equal to the greater of: (i) 100% of the principal amount of such notes to be redeemed and (ii) the sum of (a) the present value of the payment of principal on such notes to be redeemed and (b) the present values of the scheduled payments of interest on such notes to be redeemed that would have been payable from the date of redemption to April 10, 2029 (not including any portion of such payments of interest accrued to the date of redemption), each discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 15 basis points, as calculated by the premium calculation agent; plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date and (B) “comparable treasury issue” means the U.S. Treasury security selected by the premium calculation agent as having a maturity comparable to the remaining term of the fixed/floating rate notes due 2030 to be redeemed as if the fixed/floating rate notes due 2030 matured on April 10, 2029 (“remaining term”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term.
See also “Optional Redemption,” “Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities” and “Determination of Compounded SOFR” below.

Fixed/Floating Rate Notes Due 2032
Principal Amount:	$3,250,000,000
Maturity Date:	April 16, 2032
Settlement Date
(Original Issue Date):	April 17, 2026 (T+2)
Interest Accrual Date:	April 17, 2026
Issue Price:	100.000%
Specified Currency:	U.S. dollars
Redemption Percentage
at Maturity:	100%
Fixed Rate Period:	The period from and including the Original Issue Date to but excluding April 16, 2031
Floating Rate Period:	The period from and including April 16, 2031 to but excluding the Maturity Date
Interest Rate:	During the Fixed Rate Period, 4.809% per annum; during the Floating Rate Period, see “Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities” below
Base Rate:
Compounded SOFR (calculated by reference to the SOFR Index in accordance with the specific formula described in this pricing supplement). As further described in this pricing supplement, during the Floating Rate Period, interest on the fixed/floating rate notes due 2032 will accrue based on a backward-shifted observation period.

Spread (Plus or Minus):	Plus 1.180% (to be added to the accrued interest factor for an Interest Payment Period)
Index Currency:	U.S. dollars
Interest Determination Dates:	With respect to the July 16, 2031 Interest Payment Date and each Interest Payment Date thereafter, the second U.S. Government Securities Business Day prior to such Interest Payment Date
Interest Payment Periods:
During the Fixed Rate Period, semiannually; during the Floating Rate Period, quarterly. Interest on the fixed/floating rate notes due 2032 will accrue from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the Original Issue Date. Interest will accrue to but excluding the next Interest Payment Date or, if we elect to redeem fixed/floating rate notes due 2032, the redemption date for such fixed/floating rate notes due 2032.

Observation Period:
In respect of an Interest Payment Period during the Floating Rate Period, the period from and including two U.S. Government Securities Business Days preceding the first date of the Interest Payment Period to but excluding two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Payment Period (or, in the final Interest Payment Period, preceding the Maturity Date or, in the case of the redemption of fixed/floating rate notes due 2032, preceding the redemption date).

Interest Payment Dates:
With respect to the Fixed Rate Period, each April 16 and October 16, commencing October 16, 2026 to and including April 16, 2031; with respect to the Floating Rate Period, each January 16, April 16, July 16 and October 16, commencing July 16, 2031 to and including the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2032, the redemption date for such fixed/floating rate notes due 2032.

Business Day:	New York
Calculation Agent:	The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
CUSIP:	61748U AW2
ISIN:	US61748UAW27
Day Count Convention:	During the Fixed Rate Period, 30/360; during the Floating Rate Period, Actual/360
Other Provisions:
Optional make-whole redemption on or after October 19, 2026 and prior to April 16, 2031, on at least 3 business days’ but not more than 60 calendar days’ prior notice, as described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” provided that, for purposes of the fixed/floating rate notes due 2032, (A) the make-whole redemption price shall be equal to the greater of: (i) 100% of the principal amount of such notes to be redeemed and (ii) the sum of (a) the present value of the payment of principal on such notes to be redeemed and (b) the present values of the scheduled payments of interest on such notes to be redeemed that would have been payable from the date of redemption to April 16, 2031 (not including any portion of such payments of interest accrued to the date of redemption), each discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 15 basis points, as calculated by the premium calculation agent; plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date and (B) “comparable treasury issue” means the U.S. Treasury security selected by the premium calculation agent as having a maturity comparable to the remaining term of the fixed/floating rate notes due 2032 to be redeemed as if the fixed/floating rate notes due 2032 matured on April 16, 2031 (“remaining term”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term.
See also “Optional Redemption,” “Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities” and “Determination of Compounded SOFR” below.

Fixed/Floating Rate Notes Due 2037
Principal Amount:	$3,750,000,000
Maturity Date:	April 10, 2037
Settlement Date
(Original Issue Date):	April 17, 2026 (T+2)
Interest Accrual Date:	April 17, 2026
Issue Price:	100.000%
Specified Currency:	U.S. dollars
Redemption Percentage
at Maturity:	100%
Fixed Rate Period:	The period from and including the Original Issue Date to but excluding April 10, 2036
Floating Rate Period:	The period from and including April 10, 2036 to but excluding the Maturity Date
Interest Rate:	During the Fixed Rate Period, 5.296% per annum; during the Floating Rate Period, see “Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities” below
Base Rate:
Compounded SOFR (calculated by reference to the SOFR Index in accordance with the specific formula described in this pricing supplement). As further described in this pricing supplement, during the Floating Rate Period, interest on the fixed/floating rate notes due 2037 will accrue based on a backward-shifted observation period.

Spread (Plus or Minus):	Plus 1.410% (to be added to the accrued interest factor for an Interest Payment Period)
Index Currency:	U.S. dollars
Interest Determination Dates:	With respect to the July 10, 2036 Interest Payment Date and each Interest Payment Date thereafter, the second U.S. Government Securities Business Day prior to such Interest Payment Date
Interest Payment Periods:
During the Fixed Rate Period, semiannually; during the Floating Rate Period, quarterly. Interest on the fixed/floating rate notes due 2037 will accrue from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the Original Issue Date. Interest will accrue to but excluding the next Interest Payment Date or, if we elect to redeem fixed/floating rate notes due 2037, the redemption date for such fixed/floating rate notes due 2037.

Observation Period:
In respect of an Interest Payment Period during the Floating Rate Period, the period from and including two U.S. Government Securities Business Days preceding the first date of the Interest Payment Period to but excluding two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Payment Period (or, in the final Interest Payment Period, preceding the Maturity Date or, in the case of the redemption of fixed/floating rate notes due 2037, preceding the redemption date).

Interest Payment Dates:
With respect to the Fixed Rate Period, each April 10 and October 10, commencing October 10, 2026 to and including April 10, 2036; with respect to the Floating Rate Period, each January 10, April 10, July 10 and October 10 , commencing July 10, 2036 to and including the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2037, the redemption date for such fixed/floating rate notes due 2037.

Business Day:	New York
Calculation Agent:	The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
CUSIP:	61748U AX0
ISIN:	US61748UAX00
Day Count Convention:	During the Fixed Rate Period, 30/360; during the Floating Rate Period, Actual/360
Other Provisions:
Optional make-whole redemption on or after October 19, 2026 and prior to April 10, 2036, on at least 3 business days’ but not more than 60 calendar days’ prior notice, as described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” provided that, for purposes of the fixed/floating rate notes due 2037, (A) the make-whole redemption price shall be equal to the greater of: (i) 100% of the principal amount of such notes to be redeemed and (ii) the sum of (a) the present value of the payment of principal on such notes to be redeemed and (b) the present values of the scheduled payments of interest on such notes to be redeemed that would have been payable from the date of redemption to April 10, 2036 (not including any portion of such payments of interest accrued to the date of redemption), each discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 20 basis points, as calculated by the premium calculation agent; plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date and (B) “comparable treasury issue” means the U.S. Treasury security selected by the premium calculation agent as having a maturity comparable to the remaining term of the fixed/floating rate notes due 2037 to be redeemed as if the fixed/floating rate notes due 2037 matured on April 10, 2036 (“remaining term”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term.
See also “Optional Redemption,” “Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities” and “Determination of Compounded SOFR” below.

Risk Factors
For a discussion of the risk factors affecting Morgan Stanley and its business, including market risk, credit risk, operational risk, liquidity risk, risk management strategies, models and processes, legal, regulatory and compliance risk, competitive environment, and other risks, see “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and our current and periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended (file number 001-11758) that are incorporated by reference into this pricing supplement and the accompanying prospectus supplement and prospectus.
This section describes certain selected risk factors relating to the notes.  Please see “Risk Factors” in the accompanying prospectus for a complete list of risk factors relating to the notes.
SOFR Index-Related Risks
The secondary trading market for notes linked to the SOFR Index may be limited. Since the SOFR Index is relatively new, the trading market may never develop or may not be very liquid.  Market terms for debt securities linked to the SOFR Index (such as the notes) may evolve over time and, as a result, trading prices of the notes may be lower than those of later-issued debt securities that are linked to the SOFR Index.  Similarly, if the SOFR Index does not prove to be widely used in debt securities similar to the notes, the trading price of the notes may be lower than that of debt securities linked to indices or rates that are more widely used.  Investors in the notes may not be able to sell such notes at all or may not be able to sell such notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market.  Further, investors wishing to sell the floating rate notes due 2030 or, during the respective Floating Rate Period, the fixed/floating rate notes due 2030, the fixed/floating rate notes due 2032 or the fixed/floating rate notes due 2037, in the secondary market will have to make assumptions as to the future performance of the SOFR Index during the applicable Interest Payment Period in which they intend the sale to take place.  As a result, investors may suffer from increased pricing volatility and market risk.
The administrator of the SOFR Index may make changes that could change the value of the SOFR Index or discontinue the SOFR Index and has no obligation to consider your interests in doing so. The New York Federal Reserve (or a successor), as administrator of the SOFR Index, may make methodological or other changes that could change the value of the SOFR Index, including changes related to the method by which the SOFR Index or SOFR is calculated.  In addition, the administrator may alter, discontinue or suspend calculation or dissemination of the SOFR Index or SOFR data (in which case a fallback method of determining the interest rate on the floating rate notes due 2030 or, during the respective Floating Rate Period, on the fixed/floating rate notes due 2030, the fixed/floating rate notes due 2032 or the fixed/floating rate notes due 2037, in each case, as further described under “Determination of Compounded SOFR,” will apply).  The administrator has no obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing the SOFR Index.  The interest rate for any Interest Payment Period during the Floating Rate Period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the New York Federal Reserve may publish after the interest rate for that Interest Payment Period has been determined.
If the SOFR Index is discontinued, the floating rate notes due 2030 and, during the respective Floating Rate Period, the fixed/floating rate notes due 2030, the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2037, will bear interest by reference to a different base rate, which could adversely affect the value of the notes, the return on the notes and the price at which you can sell such floating rate notes due 2030 or, during the respective Floating Rate Period, the fixed/floating rate notes due 2030, the fixed/floating rate notes due 2032 or the fixed/floating rate notes due 2037; there is no guarantee that any Benchmark Replacement will be a comparable substitute for Compounded SOFR. If we or our designee determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred in respect of the notes, then the interest rate on the floating rate notes due 2030 and, during the respective Floating Rate Period, the fixed/floating rate notes due 2030, the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2037, will no longer be determined by reference to the SOFR Index, but instead will be determined by reference to a different rate, which will be a different benchmark than the SOFR Index, plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under “Determination of Compounded SOFR” below.
If a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply.  These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (such as the ARRC), (ii) ISDA or (iii) in certain circumstances, us or our designee.  In addition, the terms of the notes expressly authorize us or our designee to make Benchmark Replacement Conforming Changes with respect to, among other things, changes to the definition of “Interest Payment Period,” timing and frequency of determining rates and making payments of interest and other administrative matters.  The determination of a Benchmark Replacement, the calculation of the interest rate on the floating rate notes due 2030 and, during the respective Floating Rate Period, the fixed/floating rate notes due 2030, the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2037, by reference to a Benchmark Replacement (including the application of a Benchmark

Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the notes in connection with a Benchmark Transition Event could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes.
Any determination, decision or election described above will be made in our or our designee’s sole discretion.
In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of Compounded SOFR, the Benchmark Replacement will not be the economic equivalent of Compounded SOFR, there can be no assurance that the Benchmark Replacement will perform in the same way as Compounded SOFR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for Compounded SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement cannot be predicted based on historical performance, (iv) the secondary trading market for notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.
The interest rate on the floating rate notes due 2030 and, during the respective Floating Rate Period, the fixed/floating rate notes due 2030, the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2037 will be based on Compounded SOFR, which will be calculated by reference to the SOFR Index, which is relatively new in the marketplace.  For each Interest Payment Period for the floating rate notes due 2030 and for each Interest Payment Period during the respective Floating Rate Period for the fixed/floating rate notes due 2030, the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2037, the interest rate on the notes is based on Compounded SOFR (calculated by reference to the SOFR Index using the specific formula described in this pricing supplement), not the SOFR rate published on or in respect of a particular date during such Interest Payment Period or an average of SOFR rates during such period.  The SOFR Index is published by the New York Federal Reserve and measures the cumulative impact of compounding SOFR on a unit of investment over time. The value of the SOFR Index on a particular business day reflects the effect of compounding SOFR on such business day and allows the calculation of compounded SOFR averages over custom time periods.  For this and other reasons, the interest rate on the notes with respect to any Interest Payment Period for the floating rate notes due 2030 and any Interest Payment Period within the respective Floating Rate Period for the fixed/floating rate notes due 2030, the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2037 will not be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during an Interest Payment Period for the floating rate notes due 2030, or during an Observation Period within the respective Floating Rate Period for the fixed/floating rate notes due 2030, the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2037 is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to the accrued interest factor used to calculate the interest payable on such notes on the Interest Payment Date for such Interest Payment Period.
You should note that publication of the SOFR Index began on March 2, 2020 and it therefore has a limited history. In addition, limited market precedent exists for securities that use SOFR to calculate the interest rate and the method for calculating an interest rate based upon SOFR in those precedents varies. Accordingly, the specific formula for Compounded SOFR used in the notes may not be widely adopted by other market participants.  If the market transitions to a different calculation method, that would likely adversely affect the market value of such notes.
The amount of interest payable with respect to each Interest Payment Period for the floating rate notes due 2030, and with respect to each Interest Payment Period during the respective Floating Rate Period for the fixed/floating rate notes due 2030, the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2037, will be determined near the end of the Interest Payment Period.  The level of the Base Rate applicable to each such Interest Payment Period and, therefore, the amount of interest payable with respect to such Interest Payment Period will be determined on the Interest Determination Date for such Interest Payment Period.  Because each such date is near the end of such Interest Payment Period, you will not know the amount of interest payable with respect to each such Interest Payment Period until shortly prior to the related Interest Payment Date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Interest Payment Date.
The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.  Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of SOFR, (ii) volatility of the level of SOFR, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) the time remaining to maturity of such notes.  Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence.  This can lead to significant adverse changes in the market price of securities like the notes.  Depending on the actual or anticipated level of SOFR, the market value of the notes is expected to decrease and you may receive substantially less than 100% of the issue price if you are able to sell your notes prior to maturity.
The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the notes.  They also may hedge the issuer’s obligations under such notes.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally, or the LIBOR transition or SOFR specifically.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Any of these activities may affect the market value of such notes.  In addition, the issuer’s subsidiaries may hedge the issuer’s obligations under the notes and they may realize a profit from that hedging activity even if investors do not receive a favorable investment return under the terms of such notes or in any secondary market transaction.
The calculation agent (or, if applicable, we or our designee) will make determinations with respect to the notes.  The calculation agent will make certain determinations with respect to the notes as further described in this pricing supplement.  In addition, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, we or our designee will make certain determinations with respect to the notes in our or our designee’s sole discretion as further described under “Determination of Compounded SOFR” below. Any of these determinations may adversely affect the payout to investors.  Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to the Base Rate or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes.  These potentially subjective determinations may adversely affect the payout to you on the notes.  For further information regarding these types of determinations, see “Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities” and “Determination of Compounded SOFR” and related definitions below.
Early Redemption Risks
The notes have early redemption risk. We may redeem the floating rate notes due 2030, (i) in whole but not in part, on April 10, 2029 or (ii) in whole at any time or in part from time to time, on or after March 10, 2030, on at least 3 business days’ but not more than 60 calendar days’ prior notice. In addition to the optional make-whole redemption discussed above under “Fixed/Floating Rate Notes Due 2030—Other Provisions,” we have the option to redeem the fixed/floating rate notes due 2030, (i) in whole but not in part, on April 10, 2029 or (ii) in whole at any time or in part from time to time, on or after March 10, 2030, on at least 3 business days’ but not more than 60 calendar days’ prior notice. In addition to the optional make-whole redemption discussed above under “Fixed/Floating Rate Notes Due 2032—Other Provisions,” we have the option to redeem the fixed/floating rate notes due 2032, (i) in whole but not in part, on April 16, 2031 or (ii) in whole at any time or in part from time to time, on or after March 16, 2032, on at least 3 business days’ but not more than 60 calendar days’ prior notice. In addition to the optional make-whole redemption discussed above under “Fixed/Floating Rate Notes Due 2037—Other Provisions,” we have the option to redeem the fixed/floating rate notes due 2037, (i) in whole but not in part, on April 10, 2036 or (ii) in whole at any time or in part from time to time, on or after January 10, 2037, on at least 3 business days’ but not more than 60 calendar days’ prior notice. It is more likely that we will redeem the floating rate notes due 2030, the fixed/floating rate notes due 2030, the fixed/floating rate notes due 2032 or the fixed/floating rate notes due 2037 prior to the respective stated maturity date to the extent that the interest payable on such notes is greater than the interest that would be payable on other instruments of ours of a comparable maturity, of comparable terms and of a comparable credit rating trading in the market. If the notes are redeemed prior to their respective stated maturity dates, you may have to re-invest the proceeds in a lower interest rate environment.

Optional Redemption
We may, at our option, redeem the floating rate notes due 2030, (i) in whole but not in part, on April 10, 2029 or (ii) in whole at any time or in part from time to time, on or after March 10, 2030, on at least 3 business days’ but not more than 60 calendar days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the floating rate notes due 2030 to but excluding the redemption date. For the avoidance of doubt, if the floating rate notes due 2030 are redeemed in part, the determination of accrued and unpaid interest on the floating rate notes due 2030 so redeemed (determined using a final Interest Payment Date relating to the redemption) shall have no effect on the determination of accrued and unpaid interest on the floating rate notes due 2030 that are not so redeemed.  Further, if fewer than all of the floating rate notes due 2030 are to be redeemed, the trustee will select, not more than 60 calendar days prior to the redemption date, the particular floating rate notes due 2030 or portions thereof for redemption from the outstanding floating rate notes due 2030 not previously called for redemption by such method as the trustee deems fair and appropriate; provided, that if the floating rate notes due 2030 are represented by one or more global securities, beneficial interests in such floating rate notes due 2030 will be selected for redemption by the applicable depositary in accordance with its standard procedures therefor.
In addition to the optional make-whole redemption discussed above under “Fixed/Floating Rate Notes Due 2030—Other Provisions,” we may, at our option, redeem the fixed/floating rate notes due 2030, (i) in whole but not in part, on April 10, 2029 or (ii) in whole at any time or in part from time to time, on or after March 10, 2030, on at least 3 business days’ but not more than 60 calendar days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the fixed/floating rate notes due 2030 to but excluding the redemption date. For the avoidance of doubt, if the fixed/floating rate notes due 2030 are redeemed in part, the determination of accrued and unpaid interest on the fixed/floating rate notes due 2030 so redeemed (determined using a final Interest Payment Date relating to the redemption) shall have no effect on the determination of accrued and unpaid interest on the fixed/floating rate notes due 2030 that are not so redeemed.  Further, if fewer than all of the fixed/floating rate notes due 2030 are to be redeemed, the trustee will select, not more than 60 calendar days prior to the redemption date, the particular fixed/floating rate notes due 2030 or portions thereof for redemption from the outstanding fixed/floating rate notes due 2030 not previously called for redemption by such method as the trustee deems fair and appropriate; provided, that if the fixed/floating rate notes due 2030 are represented by one or more global securities, beneficial interests in such fixed/floating rate notes due 2030 will be selected for redemption by the applicable depositary in accordance with its standard procedures therefor.
In addition to the optional make-whole redemption discussed above under “Fixed/Floating Rate Notes Due 2032—Other Provisions,” we may, at our option, redeem the fixed/floating rate notes due 2032, (i) in whole but not in part, on April 16, 2031 or (ii) in whole at any time or in part from time to time, on or after March 16, 2032, on at least 3 business days’ but not more than 60 calendar days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on such fixed/floating rate notes due 2032 to but excluding the redemption date. For the avoidance of doubt, if the fixed/floating rate notes due 2032 are redeemed in part, the determination of accrued and unpaid interest on the fixed/floating rate notes due 2032 so redeemed (determined using a final Interest Payment Date relating to the redemption) shall have no effect on the determination of accrued and unpaid interest on the fixed/floating rate notes due 2032 that are not so redeemed. Further, if fewer than all of the fixed/floating rate notes due 2032 are to be redeemed, the trustee will select, not more than 60 calendar days prior to the redemption date, the particular fixed/floating rate notes due 2032 or portions thereof for redemption from the outstanding fixed/floating rate notes due 2032 not previously called for redemption by such method as the trustee deems fair and appropriate; provided, that if the fixed/floating rate notes due 2032 are represented by one or more global securities, beneficial interests in such fixed/floating rate notes due 2032 will be selected for redemption by the applicable depositary in accordance with its standard procedures therefor.
In addition to the optional make-whole redemption discussed above under “Fixed/Floating Rate Notes Due 2037—Other Provisions,” we may, at our option, redeem the fixed/floating rate notes due 2037, (i) in whole but not in part, on April 10, 2036 or (ii) in whole at any time or in part from time to time, on or after January 10, 2037, on at least 3 business days’ but not more than 60 calendar days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on such fixed/floating rate notes due 2037 to but excluding the redemption date. For the avoidance of doubt, if the fixed/floating rate notes due 2037 are redeemed in part, the determination of accrued and unpaid interest on the fixed/floating rate notes due 2037 so redeemed (determined using a final Interest Payment Date relating to the redemption) shall have no effect on the determination of accrued and unpaid interest on the fixed/floating rate notes due 2037 that are not so redeemed. Further, if fewer than all of the fixed/floating rate notes due 2037 are to be redeemed, the trustee will select, not more than 60 calendar days prior to the redemption date, the particular fixed/floating rate notes due 2037 or portions thereof for redemption from the outstanding fixed/floating rate notes due 2037 not previously called for redemption by such method as the trustee deems fair and appropriate; provided, that if the fixed/floating rate notes due 2037 are represented by one or more global securities, beneficial interests in such fixed/floating rate notes due 2037 will be selected for redemption by the applicable depositary in accordance with its standard procedures therefor.

On or before the respective redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date.  If such money is so deposited, on and after the redemption date interest will cease to accrue on such notes (unless we default in the payment of the redemption price and accrued interest) and such notes will cease to be outstanding.
For information regarding notices of redemption, see “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Notice of Redemption” in the accompanying prospectus.
The notes do not contain any provisions affording the holders the right to require us to purchase the notes after the occurrence of any change in control event affecting us.

Secured Overnight Financing Rate
SOFR is published by the New York Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The New York Federal Reserve reports that SOFR includes all trades in the Broad General Collateral Rate and bilateral Treasury repurchase agreement (repo) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust and Clearing Corporation (“DTCC”), and SOFR is filtered by the New York Federal Reserve to remove some (but not all) of the foregoing transactions considered to be “specials.” According to the New York Federal Reserve, “specials” are repos for specific-issue collateral, which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.
The New York Federal Reserve reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. The New York Federal Reserve also notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.
If data for a given market segment were unavailable for any day, then the most recently available data for that segment would be utilized, with the rates on each transaction from that day adjusted to account for any change in the level of market rates in that segment over the intervening period. SOFR would be calculated from this adjusted prior day’s data for segments where current data were unavailable, and unadjusted data for any segments where data were available. To determine the change in the level of market rates over the intervening period for the missing market segment, the New York Federal Reserve would use information collected through a daily survey conducted by its Trading Desk of primary dealers’ repo borrowing activity. Such daily survey would include information reported by Morgan Stanley & Co. LLC, a wholly owned subsidiary of Morgan Stanley, as a primary dealer.
The New York Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the New York Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice.
Each U.S. Government Securities Business Day, the New York Federal Reserve publishes SOFR on its website at approximately 8:00 a.m., New York City time.  If errors are discovered in the transaction data provided by The Bank of New York Mellon or DTCC Solutions LLC, or in the calculation process, subsequent to the initial publication of SOFR but on that same day, SOFR and the accompanying summary statistics may be republished at approximately 2:30 p.m., New York City time.  Additionally, if transaction data from The Bank of New York Mellon or DTCC Solutions LLC had previously not been available in time for publication, but became available later in the day, the affected rate or rates may be republished at around this time.  Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point.  Any time a rate is revised, a footnote to the New York Federal Reserve’s publication would indicate the revision.  This revision threshold will be reviewed periodically by the New York Federal Reserve and may be changed based on market conditions.
Because SOFR is published by the New York Federal Reserve based on data received from other sources, we have no control over its determination, calculation or publication.  See “Risk Factors” above.
The information contained in this section “Secured Overnight Financing Rate” is based upon the New York Federal Reserve’s Website and other U.S. government sources.
SOFR Index
The SOFR Index is published by the New York Federal Reserve and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each business day and allows the calculation of compounded SOFR averages over custom time periods.
The New York Federal Reserve notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the New York Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice.  The interest rate for any Interest Payment Period for the floating rate notes due 2030 and, during the respective Floating Rate Period, for the fixed/floating rate notes due 2030, the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2037, will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the New York Federal Reserve may publish after the interest rate for that Interest Payment Period has been determined.

Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities
The following provisions are in addition to, and should be read together with, the provisions set forth under “Description of Debt Securities—Floating Rate Debt Securities” in the accompanying prospectus with respect to the floating rate notes due 2030 and, during the respective Floating Rate Period, the fixed/floating rate notes due 2030, the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2037. Notwithstanding the terms set forth under “Description of Debt Securities—SOFR Debt Securities” in the accompanying prospectus, the following provisions apply to the floating rate notes due 2030 and, during the respective Floating Rate Period, the fixed/floating rate notes due 2030, the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2037, in each case instead of the provisions of such section.
Formula for Interest Rates.  Notwithstanding the terms set forth in the third sentence under “Description of Debt Securities—Floating Rate Debt Securities—Formula for Interest Rates” in the accompanying prospectus, the following provisions apply to the floating rate notes due 2030 and, during the respective Floating Rate Period, the fixed/floating rate notes due 2030, the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2037, in each case instead of the provisions of such sentence. The “Spread” is the number of basis points (one one-hundredth of a percentage point) specified above to be added to the accrued interest factor for an Interest Payment Period.
The amount of interest accrued and payable on the notes for each Interest Payment Period will be equal to the outstanding principal amount of the notes multiplied by the product of:
(a)	the sum of the accrued interest factor plus the Spread for the relevant Interest Payment Period,
- multiplied by -
(b)	the quotient obtained by dividing the actual number of calendar days in such Interest Payment Period by 360.
Notwithstanding the foregoing, in no event will the interest rate payable for any Interest Payment Period be less than zero percent.
How Floating Interest Rates Are Reset.  The terms set forth in the accompanying prospectus under “Description of Debt Securities—Floating Rate Debt Securities—How Floating Interest Rates Are Reset” shall not apply to the notes.
How Interest is Calculated.  Notwithstanding the terms set forth under “Description of Debt Securities—Floating Rate Debt Securities—How Interest Is Calculated” in the accompanying prospectus, the following provisions apply to the floating rate notes due 2030 and, during the respective Floating Rate Period, the fixed/floating rate notes due 2030, the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2037, in each case instead of the provisions of such subsection.  On each Interest Payment Date, accrued interest will be paid for the most recently completed Interest Payment Period.  Interest on the notes will accrue from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, or (i) in the case of the floating rate notes due 2030, if no interest has been paid or duly provided for, from and including the Original Issue Date, (ii) in the case of the fixed/floating rate notes due 2030, in the case of the first Interest Payment Period during the Floating Rate Period for such fixed/floating rate notes due 2030, from and including April 10, 2029, (iii) in the case of the fixed/floating rate notes due 2032, in the case of the first Interest Payment Period during the Floating Rate Period for such fixed/floating rate notes due 2032, from and including April 16, 2031, and (iv) in the case of the fixed/floating rate notes due 2037, in the case of the first Interest Payment Period during the Floating Rate Period for such fixed/floating rate notes due 2037, from and including April 10, 2036. Interest will accrue to but excluding the next Interest Payment Date or, if we elect to redeem notes, the redemption date for such notes.
The calculation agent will notify the paying agent of each determination of the interest rate applicable to the notes promptly after the determination is made. The “Interest Determination Date” specified herein for any applicable Interest Payment Date is the day the calculation agent will refer to when determining the amount of interest payable on the immediately following Interest Payment Date.
With respect to any Interest Payment Period for the floating rate notes due 2030 and, during the respective Floating Rate Period, for the fixed/floating rate notes due 2030, the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2037, the accrued interest factor means the rate computed in accordance with the following formula (with the resulting percentage rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005 being rounded upwards to 0.00001):

“SOFR IndexStart” is the SOFR Index value for the day that is two U.S. Government Securities Business Days preceding the first date of the relevant Interest Payment Period.
“SOFR IndexEnd” is the SOFR Index value for the day that is two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Payment Period (or, in the final Interest Payment Period, preceding the Maturity Date or, in the case of the redemption of notes, preceding the redemption date).
“d” is the actual number of calendar days in the relevant Observation Period.
Alternative Interest Accrual Calculation in Case of an Event of Default.  In case an event of default with respect to each $1,000 principal amount of the notes shall have occurred and be continuing, the amount declared due and payable for the notes (the “Stated Principal Amount”) upon any acceleration of the notes shall be determined by the calculation agent, after consultation with us, and shall be an amount in cash equal to the Stated Principal Amount plus accrued and unpaid interest thereon calculated as if the date of such acceleration were the Maturity Date and final Interest Payment Date.
If a Payment Date is Not a Business Day.  If any scheduled Interest Payment Date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled Interest Payment Date.  If the scheduled Maturity Date or redemption date is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date or redemption date.
Determination of Compounded SOFR
The notes will bear interest at the interest rate specified in such note and this pricing supplement. With respect to the floating rate notes due 2030 and, during the respective Floating Rate Period, the fixed/floating rate notes due 2030, the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2037, that interest rate will be based on the SOFR Index.
“SOFR Index” means, with respect to any U.S. Government Securities Business Day:
(1) the SOFR Index value as published for such U.S. Government Securities Business Day by the New York Federal Reserve, as the administrator of such index (or a successor administrator) on the New York Federal Reserve’s Website on or about 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Determination Time”); provided that:
(2) if a SOFR Index value does not so appear as specified in (1) above at the SOFR Determination Time, then:
•
if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailability” provisions described below; or

•
if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below.

SOFR Index Unavailability
If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable Interest Payment Period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the New York Federal Reserve’s Website at https://www.newyorkfed.org/markets/reference-rates/additional-information-about-reference-rates, or any successor source.  For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed.  If the daily SOFR does not so appear for any day, “i” in the Observation Period, SOFRi  for such day “i” shall be the SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the New York Federal Reserve’s Website.

Effect of a Benchmark Transition Event:
If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred:
•
the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment; or

•	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or
•
the sum of: (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark” means Compounded SOFR (as defined above); provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
“Benchmark Replacement” means the first alternative set forth in the order presented under “Effect of a Benchmark Transition Event” that can be determined by us or our designee as of the Benchmark Replacement Date.  In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.
“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:
(1) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;
(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Payment Period,” timing and frequency of determining rates and making payments of interest, rounding of amounts or tenor, and other administrative matters) that we or our designee decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee decide that adoption of any portion of such market practice is not administratively feasible or if we or our designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee determine is reasonably necessary).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to Benchmark also include any reference rate underlying such Benchmark.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):
(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component) announcing that the Benchmark (or such component) is no longer representative.
A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“New York Federal Reserve” means the Federal Reserve Bank of New York.
“New York Federal Reserve’s Website” means the website of the New York Federal Reserve, currently at http://www.newyorkfed.org, or any successor source.
“Observation Period” means, in respect of an Interest Payment Period, the period from and including two U.S. Government Securities Business Days preceding the first date of the Interest Payment Period to but excluding two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Payment Period (or, in the final Interest Payment Period, preceding the Maturity Date or, in the case of the redemption of notes, preceding the redemption date); provided that the first Observation Period for the floating rate notes due 2030 shall be from and including two U.S. Government Securities Business Days preceding the Original Issue Date for such floating rate notes due 2030 to but excluding two U.S. Government Securities Business Days preceding the first Interest Payment Date for such floating rate notes due 2030.
“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Determination Time (as defined above) or (2) if the Benchmark is not Compounded SOFR, the time determined by us or our designee in accordance with the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” means the Secured Overnight Financing Rate as provided by the New York Federal Reserve, as the administrator of such rate (or a successor administrator).
“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, any determination, decision or election that may be made by us or our designee pursuant to this section “Determination of Compounded SOFR,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:
•	will be conclusive and binding absent manifest error;
•	will be made in our or our designee’s sole discretion; and
•	notwithstanding anything to the contrary in the documentation relating to the notes, shall become effective without consent from the holders of the notes or any other party.
In no event shall the trustee or the calculation agent be responsible for the selection of any Benchmark Replacement, for determining any Benchmark Replacement Conforming Changes or for determining if any Benchmark Transition Event has occurred.

United States Federal Taxation
Tax Considerations for the Floating Rate Notes Due 2030
In the opinion of our counsel, Davis Polk & Wardwell LLP, the floating rate notes due 2030 (the “floating rate-only notes”) should be treated as “variable rate debt instruments” for U.S. federal tax purposes. See the discussion in the section of the accompanying prospectus supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders―Notes Treated as Variable Rate Debt Instruments.”
Tax Considerations for the Fixed/Floating Rate Notes Due 2030, 2032 and 2037
In the opinion of our counsel, Davis Polk & Wardwell LLP, the fixed/floating rate notes due 2030, 2032 and 2037 (for purposes of this discussion, the “notes”) should be treated as “variable rate debt instruments” for U.S. federal tax purposes. Although applicable Treasury Regulations do not directly address the treatment of floating rate debt instruments that provide for redemption rights, such as the notes, each tranche of the notes should be treated as providing for a single fixed rate followed by a single qualified floating rate (“QFR”), as described in the sections of the accompanying prospectus supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders―Notes Treated as Variable Rate Debt Instruments.” Under this treatment, in order to determine the amount of qualified stated interest (“QSI”) and original issue discount (“OID”) in respect of a tranche of the notes, an equivalent fixed rate debt instrument must be constructed for the entire term of such tranche of the notes. The equivalent fixed rate debt instrument is constructed in the following manner: (i) first, the initial fixed rate is converted to a QFR that would preserve the fair market value of the notes, and (ii) second, each QFR (including the QFR determined under (i) above) is converted to a fixed rate substitute (which should generally be the value of that QFR as of the issue date of the notes). Under Treasury Regulations applicable to certain options arising under the terms of a debt instrument, in determining the amount of QSI and OID, we should be deemed to exercise our optional redemption right if doing so would reduce the yield on the equivalent fixed rate debt instrument. For the purpose of determining QSI and OID, the optional make-whole redemption should not be deemed to be exercised. However, if, as of the issue date, redeeming a tranche of the notes on the first day of the Floating Rate Interest Period for that tranche of the notes (the “Potential Deemed Redemption Date”) would reduce the yield of the applicable equivalent fixed rate debt instrument, the notes should be treated as fixed rate debt instruments maturing on the Potential Deemed Redemption Date. Under those circumstances, if the notes are not actually redeemed by us on the Potential Deemed Redemption Date, solely for purposes of the OID rules, they should be deemed retired and reissued for their adjusted issue price, and should thereafter be treated as floating rate debt instruments with a term of one year (a “1-year instrument”). The instrument maturing on the Potential Deemed Redemption Date would be treated as issued without OID, and all payments of interest thereon would be treated as QSI. Interest on a 1-year instrument should generally be taken into account when received or accrued, according to your method of tax accounting, but it is possible that a 1-year instrument could be subject to the rules described under “United States Federal Taxation―Tax Consequences to U.S. Holders―Notes Treated as Short-term Notes” in the accompanying prospectus supplement.
If, as of the issue date, redeeming a tranche of the notes on the Potential Deemed Redemption Date would not reduce the yield on the applicable equivalent fixed rate debt instrument, the rules under “United States Federal Taxation―Tax Consequences to U.S. Holders―General―Original Issue Discount” should be applied to the applicable equivalent fixed rate debt instrument to determine the amounts of QSI and OID on the applicable notes. Under those circumstances, the applicable notes may be issued with OID.
A U.S. holder is required to include any QSI in income in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. U.S. holders will be required to include any OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest. QSI allocable to an accrual period must be increased (or decreased) by the amount, if any, which the interest actually accrued or paid during an accrual period (including the fixed rate payments made during the initial period) exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument.
Both U.S. and non-U.S. holders of the notes (including the floating rate-only notes) should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”
You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes (including the floating rate-only notes), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
The discussion in the preceding paragraphs under “United States Federal Taxation,” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes (including the floating rate-only notes).

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest
On April 15, 2026, we agreed to sell to the managers listed below, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of  99.750%, plus accrued interest, if any, for the floating rate notes due 2030, at a net price of 99.750%, plus accrued interest, if any, for the fixed/floating rate notes due 2030, at a net price of 99.650%, plus accrued interest, if any, for the fixed/floating rate notes due 2032 and at a net price of  99.550%, plus accrued interest, if any, for the fixed/floating rate notes due 2037, each of which we refer to as the “purchase price” for the respective notes.  The purchase price for the floating rate notes due 2030 equals the stated issue price of  100.000%, plus accrued interest, if any, less a combined management and underwriting commission of 0.250% of the principal amount of the floating rate notes due 2030, the purchase price for the fixed/floating rate notes due 2030 equals the stated issue price of  100.000%, plus accrued interest, if any, less a combined management and underwriting commission of 0.250% of the principal amount of the fixed/floating rate notes due 2030, the purchase price for the fixed/floating rate notes due 2032 equals the stated issue price of 100.000%, plus accrued interest, if any, less a combined management and underwriting commission of 0.350% of the principal amount of the fixed/floating rate notes due 2032 and the purchase price for the fixed/floating rate notes due 2037 equals the stated issue price of 100.000%, plus accrued interest, if any, less a combined management and underwriting commission of 0.450% of the principal amount of the fixed/floating rate notes due 2037.
Name	Principal Amount of Floating Rate Notes Due 2030	Principal Amount of Fixed/Floating Rate Notes Due 2030	Principal Amount of Fixed/Floating Rate Notes Due 2032	Principal Amount of Fixed/Floating Rate Notes Due 2037
Morgan Stanley & Co. LLC	$350,000,000	$1,750,000,000	$2,275,000,000	$2,625,000,000
MUFG Securities Americas Inc.	50,000,000	250,000,000	325,000,000	375,000,000
Academy Securities, Inc.	-	-	113,750,000	-
CastleOak Securities, L.P.	17,500,000	87,500,000	-	-
R. Seelaus & Co., LLC	-	-	-	131,250,000
AmeriVet Securities, Inc.	10,000,000	50,000,000	-	-
Independence Point Securities LLC	-	-	65,000,000	-
Loop Capital Markets LLC	10,000,000	50,000,000	-	-
MFR Securities, Inc.	-	-	-	75,000,000
Mischler Financial Group, Inc.	-	-	65,000,000	-
Siebert Williams Shank & Co., LLC	-	-	-	75,000,000
American Veterans Group, PBC	5,000,000	25,000,000	-	-
Drexel Hamilton, LLC	-	-	32,500,000	-
Guzman & Company	5,000,000	25,000,000	-	-
Multi-Bank Securities, Inc.	-	-	32,500,000	-
Penserra Securities LLC	-	-	-	37,500,000
Roberts & Ryan, Inc.	-	-	-	37,500,000
Barclays Capital Inc.	4,375,000	21,875,000	-	-
BMO Capital Markets Corp.	-	-	28,438,000	-
BNY Mellon Capital Markets, LLC	-	-	28,438,000	-
Desjardins Securities Inc.	4,375,000	21,875,000	-	-
Erste Group Bank AG	4,375,000	21,875,000	-	-
FHN Financial Securities Corp.	4,375,000	21,875,000	-	-

First Citizens Capital Securities, LLC	-	-	28,438,000	-
FNB America Securities LLC	4,375,000	21,875,000	-	-
Intesa Sanpaolo IMI Securities Corp.	-	-	28,438,000	-
KeyBanc Capital Markets Inc.	-	-	28,438,000	-
La Banque Postale	-	-	28,438,000	-
M&T Securities, Inc.	-	-	28,437,000	-
nabSecurities, LLC	-	-	28,437,000	-
National Bank of Canada Financial Inc.	4,375,000	21,875,000	-	-
Natixis Securities Americas LLC	4,375,000	21,875,000	-	-
Nykredit Bank A/S	4,375,000	21,875,000	-	-
Rabo Securities USA, Inc.	-	-	28,437,000	-
Regions Securities LLC	-	-	28,437,000	-
Scotia Capital (USA) Inc.	-	-	28,437,000	-
Standard Chartered Bank	-	-	28,437,000	-
Synovus Securities, Inc.	4,375,000	21,875,000	-	-
TCBI Securities, Inc., doing business as Texas Capital Securities	4,375,000	21,875,000	-	-
Westpac Capital Markets LLC	4,375,000	21,875,000	-	-
Zions Direct, Inc.	4,375,000	21,875,000	-	-
ABN AMRO Capital Markets (USA) LLC	-	-	-	28,125,000
Capital One Securities, Inc.	-	-	-	28,125,000
CIBC World Markets Corp.	-	-	-	28,125,000
Citizens JMP Securities, LLC	-	-	-	28,125,000
Fifth Third Securities, Inc.	-	-	-	28,125,000
Huntington Securities, Inc.	-	-	-	28,125,000
Lloyds Securities Inc.	-	-	-	28,125,000
PNC Capital Markets LLC	-	-	-	28,125,000
RBC Capital Markets, LLC	-	-	-	28,125,000
SG Americas Securities, LLC	-	-	-	28,125,000
TD Securities (USA) LLC	-	-	-	28,125,000
Truist Securities, Inc.	-	-	-	28,125,000
U.S. Bancorp Investments, Inc.	-	-	-	28,125,000
UniCredit Capital Markets LLC	-	-	-	28,125,000
Total	$500,000,000	$2,500,000,000	$3,250,000,000	$3,750,000,000

Morgan Stanley & Co. LLC is our wholly-owned subsidiary. Mitsubishi UFJ Financial Group, Inc., the ultimate parent of MUFG Securities Americas Inc. (one of the managers), holds an approximately 24.0% interest in Morgan Stanley.  This offering will be conducted in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with Rule 5121 of FINRA, Morgan Stanley & Co. LLC and MUFG Securities Americas Inc. may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.
Desjardins Securities Inc., Erste Group Bank AG, La Banque Postale, Nykredit Bank A/S and Standard Chartered Bank are not U.S. registered broker-dealers and, therefore, to the extent that they intend to effect any sales of the notes in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by FINRA regulations.
Validity of the Notes
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Morgan Stanley, the Senior Debt Indenture, the notes (together with the Senior Debt Indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 23, 2026, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on February 23, 2026.